Exhibit 35.8

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Re:	Annual Statement of Compliance for CSMC 2016-NXSR Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR

Per the Pooling and Servicing Agreement dated as of December 1, 2016 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2017 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period, except as noted in Schedule A.

February 16, 2018

/s/ Brian Smith
BRIAN SMITH Vice President

Wells Fargo Bank, N.A.

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380 Schedule A

Material Instances of Non-Compliance

List of Exemptions for CSMC 2016-NXSR Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR

On January 18, 2017, Wells Fargo made a distribution (the “January Distribution”) to the holders of the certificates of the CSMC 2016-NXSR Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR. The January Distribution contained a payment error that resulted in an aggregate underpayment to certain classes of certificates totaling approximately $125,470 and a corresponding overpayment to certain classes of certificates in the same amount. The payment error resulted from an administrative error during the deal setup and DWAC processing. The impact of this error was limited to the January Distribution.

On February 6, 2017, the January Distribution was revised to correct the payment error, whereby funds received from the overpaid classes of certificates were distributed to the underpaid classes of certificates. To prevent further similar payment errors, Wells Fargo has incorporated additional set-up control procedures.

Wells Fargo Bank, N.A.